HEI EXHIBIT 99

CONTACT:	Shannon Tangonan, 808.223.9932	FOR IMMEDIATE RELEASE
shannon.putnam@hawaiianelectric.com
Hawaiian Electric awarded contract to distribute power
at 12 U.S. Army installations on Oʻahu
Maintenance, utility improvements part of 50-year agreement

HONOLULU, Oct. 3, 2019 - Hawaiian Electric has been awarded the contract to own, operate and maintain the electric distribution system serving the U.S. Army’s 12 installations on Oʻahu, including Schofield Barracks, Wheeler Army Airfield, Tripler Army Medical Center, Fort Shafter and Army housing areas.

The U.S. Defense Logistics Agency valued the 50-year contract at $638.5 million. Hawaiian Electric was one of several bidders for the contract, which was awarded by the agency following a competitive process that began in 2016.

“In a rigorous and competitive process that lasted nearly three years, we made the case that we could deliver a cost-effective, long-term solution for the Army,” said Alan Oshima, Hawaiian Electric president and CEO. “I’m proud that a Hawaiʻi-based company was selected to provide these vital services and we look forward to being a trusted energy partner to the Army and to thousands of military service members for decades to come.”

This effort supports the Army’s Utilities Privatization Program, an Army-wide effort that leverages industry expertise and financing to upgrade and sustain utilities for safe and efficient mission support. Currently, Hawaiian Electric provides electricity to the Army, which in turn distributes the electricity to its facilities and bills its users.

“The Army needs secure, reliable energy to do our mission and that’s what this effort is all about,” said Col. Tom Barrett, commander, U.S. Army Garrison Hawaii. “Privatizing the Army’s electrical system on Oʻahu supports energy resilience, and energy resilience is critical to Army readiness.”

The contract requires the approval of the Public Utilities Commission, and Hawaiian Electric plans to file an application for approval within 30 days. If regulatory approval is received next year, the company and the Army have agreed to a one-year transition period, with the takeover of the system in late 2021.

As part of the contract, Hawaiian Electric agrees to perform Army-identified capital improvements and to replace aging distribution infrastructure. The cost of the improvements and maintenance will be paid by the Army through a special billing separate from its regular monthly bill for electricity.
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